The New York Times Company Reports Third-Quarter 2025 Results

NEW YORK, November 5, 2025 – The New York Times Company (NYSE: NYT) announced today third-quarter 2025 results.
Key Highlights
•The Company added approximately 460,000 net digital-only subscribers compared with the end of the second quarter of 2025, bringing the total number of subscribers to 12.33 million.
•Total digital-only average revenue per user (“ARPU”) increased 3.6 percent year-over-year to $9.79 largely driven by subscribers transitioning from promotional to higher prices and price increases on certain tenured subscribers.
•Growth in both digital subscribers and ARPU drove a year-over-year increase in digital subscription revenues of 14.0 percent.
•Digital advertising revenues increased 20.3 percent year-over-year primarily due to strong marketer demand and new advertising supply.
•Affiliate, licensing and other revenues increased 7.9 percent year-over-year as a result of higher licensing revenues.
•Operating costs increased 5.8 percent and adjusted operating costs (defined below) increased 6.2 percent year-over-year, largely as a result of higher cost of revenue, sales and marketing and product development expenses.
•Operating profit increased 36.6 percent year-over-year to $104.8 million, while adjusted operating profit (defined below) increased 26.1 percent year-over-year to $131.4 million.
•Operating profit margin for the quarter was 15.0 percent and adjusted operating profit margin (defined below) was 18.7 percent, a year-over-year increase of approximately 300 and 240 basis points, respectively.
•Diluted earnings per share for the quarter was $.50, an $.11 increase year-over-year and adjusted diluted earnings per share (defined below) was $.59, a $.14 increase year-over-year.
•Net cash provided by operating activities in the first nine months of 2025 was $420.3 million compared with $258.8 million in the same period in 2024, and free cash flow (defined below) was $392.9 million compared with $237.7 million in the same period of 2024.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Q3 was another great quarter across the board at The Times and our results demonstrate that our strategy is working as designed. We saw strong revenue growth and we are generating significant free cash flow. We are confident in our ability to widen the number of people who use and engage deeply with The Times. That means becoming more essential to even more people. And as we do that, we expect to deliver more value for shareholders and society.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
Total subscribers(1)	12,330	11,880	11,660	11,430	11,090
Digital-only subscribers(1)	11,760	11,300	11,060	10,820	10,470
Digital-only subscribers quarterly net additions(1)	460	230	250	350	260
Total digital-only ARPU	$9.79	$9.64	$9.54	$9.65	$9.45
% change year-over-year	3.6%	3.2%	3.6%	4.4%	1.8%

Digital-only subscription revenues	$367.4	$350.4	$335.0	$334.9	$322.2
% change year-over-year	14.0%	15.1%	14.4%	16.0%	14.2%
Digital advertising revenues	$98.1	$94.4	$70.9	$117.9	$81.6
% change year-over-year	20.3%	18.7%	12.4%	9.5%	8.8%
Total revenues	$700.8	$685.9	$635.9	$726.6	$640.2
% change year-over-year	9.5%	9.7%	7.1%	7.5%	7.0%

Total operating costs	$596.0	$579.3	$577.3	$580.0	$563.5
% change year-over-year	5.8%	6.2%	5.8%	6.0%	5.4%
Adjusted operating costs(2)	$569.4	$552.1	$543.2	$556.2	$536.0
% change year-over-year	6.2%	6.1%	4.9%	6.5%	5.4%

Operating profit	$104.8	$106.6	$58.6	$146.6	$76.7
Operating profit margin %	15.0%	15.5%	9.2%	20.2%	12.0%
Adjusted operating profit (“AOP”)(2)	$131.4	$133.8	$92.7	$170.5	$104.2
AOP margin %(2)	18.7%	19.5%	14.6%	23.5%	16.3%

Diluted earnings per share (“EPS”)	$0.50	$0.50	$0.30	$0.75	$0.39
Adjusted diluted EPS(2)	$0.59	$0.58	$0.41	$0.80	$0.45
Diluted shares	164.4	164.3	164.9	165.3	165.8
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2025 to the third quarter of 2024.
In the third quarter of 2025, the Company updated its internal reporting to reflect how the Chief Operating Decision Maker manages the business, and as a result, the Company has one reportable segment.
Third quarter 2025 results included the following special items:
•$3.5 million charge ($2.6 million, or $0.02 per share, after tax) related to an impairment of a non-marketable equity investment. The charge is included in Interest income and other, net in our Condensed Consolidated Statements of Operations.
•$2.4 million of pre-tax litigation-related costs ($1.8 million, or $0.01 per share, after tax) in connection with a lawsuit against Microsoft Corporation and Open AI Inc. and various of its corporate affiliates alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance.
Third quarter 2024 results included the following special item:
•$4.6 million of Generative AI Litigation Costs ($3.4 million, or $0.03 per share, after tax).
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscribers and Net Additions
The Company ended the third quarter of 2025 with approximately 12.33 million subscribers to its print and digital products, including approximately 11.76 million digital-only subscribers. Of the 11.76 million digital-only subscribers, approximately 6.27 million were bundle and multiproduct subscribers.
Compared with the end of the second quarter of 2025, there was a net increase of 460,000 digital-only subscribers. Compared with the end of the third quarter of 2024, there was a net increase of 1,290,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per digital subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.79 for the third quarter of 2025, an increase of 3.6 percent compared with the third quarter of 2024 driven primarily by subscribers transitioning from promotional to higher prices and price increases on certain tenured subscribers.
Subscription Revenues
Total subscription revenues increased 9.1 percent to $494.6 million in the third quarter of 2025. Subscription revenues from digital-only products increased 14.0 percent to $367.4 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Print subscription revenues decreased 3.0 percent to $127.2 million, primarily due to lower domestic home-delivery and single-copy revenues.
Advertising Revenues
Total advertising revenues increased 11.8 percent to $132.3 million in the third quarter of 2025. Digital advertising revenues increased 20.3 percent to $98.1 million, due mainly to strong marketer demand and new advertising supply. Print advertising revenues decreased 7.1 percent to $34.2 million.
Affiliate, Licensing and Other Revenues
Affiliate, licensing and other revenues increased 7.9 percent to $73.9 million in the third quarter of 2025, primarily as a result of higher licensing revenues.
Total Revenues
In the aggregate, subscription; advertising; and affiliate, licensing and other revenues for the third quarter of 2025 increased 9.5 percent to $700.8 million from $640.2 million in the third quarter of 2024.

Operating Costs
Total operating costs increased 5.8 percent in the third quarter of 2025 to $596.0 million compared with $563.5 million in the third quarter of 2024. Operating costs in the third quarters of 2025 and 2024 included Generative AI Litigation Costs of $2.4 million and $4.6 million, respectively. Adjusted operating costs increased 6.2 percent to $569.4 million from $536.0 million in the third quarter of 2024.
Cost of revenue increased 5.2 percent to $349.1 million compared with $331.8 million in the third quarter of 2024 due mainly to higher journalism costs, higher subscriber servicing costs and higher advertising servicing costs.
Sales and marketing costs increased 15.1 percent to $79.6 million compared with $69.1 million in the third quarter of 2024 due mainly to higher marketing and promotion costs and higher compensation and benefits expenses. Media expenses, a component of sales and marketing costs that primarily represents the cost to promote our subscription business, increased 18.0 percent to $41.3 million in the third quarter of 2025 from $35.0 million in the third quarter of 2024 primarily as a result of higher brand marketing expenses.
Product development costs increased 9.8 percent to $67.0 million compared with $61.0 million in the third quarter of 2024, primarily due to higher compensation and benefits, higher software licensing expenses and higher outside services expenses.
General and administrative costs increased 0.6 percent to $76.6 million compared with $76.2 million in the third quarter of 2024 primarily due to higher expenses from compensation and benefits and severance, partially offset by lower professional services and other miscellaneous expenses.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the third quarter of 2025 was $7.9 million compared with $9.4 million in the third quarter of 2024. The decrease was primarily a result of a $3.5 million charge related to an impairment of a non-marketable equity investment as referenced above as a special item, partially offset by an increase in interest income as a result of higher cash and marketable securities balances.
Income Taxes
The Company had income tax expense of $26.4 million in the third quarter of 2025 compared with $20.9 million in the third quarter of 2024. The effective income tax rate was 24.4 percent in the third quarter of 2025 and 24.6 percent in the third quarter of 2024. The increase in income tax expense in the third quarter of 2025 was primarily due to higher pre-tax income.
Earnings Per Share
Diluted EPS in the third quarter of 2025 was $.50 compared with $.39 in the same period of 2024. The increase in diluted EPS was primarily driven by higher operating profit. Adjusted diluted EPS was $.59 in the third quarter of 2025 compared with $.45 in the third quarter of 2024.
Liquidity
As of September 30, 2025, the Company had cash and marketable securities of $1.1 billion, an increase of $184.9 million from $911.9 million as of December 31, 2024.
The Company has a $400 million unsecured revolving line of credit. As of September 30, 2025, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the first nine months of 2025 was $420.3 million compared with $258.8 million in the same period of 2024. Free cash flow in the first nine months of 2025 was $392.9 million compared with $237.7 million in the same period of 2024. Net cash provided by operating activities in the first nine months of 2025 was impacted by lower cash tax payments due to the impact of the One Big Beautiful Bill Act, and also included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.
Shares Repurchases
During the quarter ended September 30, 2025, the Company repurchased 482,833 shares of its Class A Common Stock for an aggregate purchase price of approximately $27.3 million. As of October 31, 2025, approximately $393.0 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $8 million in the third quarter of 2025 compared with approximately $6 million in the third quarter of 2024.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the fourth quarter of 2025 compared with the fourth quarter of 2024.

The New York Times Company

Digital-only subscription revenues	increase 13 - 16%
Total subscription revenues	increase 8 - 10%

Digital advertising revenues	increase mid-to-high-teens
Total advertising revenues	increase high-single-to-low-double-digits

Affiliate, licensing and other revenues	increase mid-single-digits

Adjusted operating costs	increase 6 - 7%
The Company expects the following on a pre-tax basis in 2025:
•Depreciation and amortization: approximately $85 million, which includes approximately $28 million of acquired intangible assets amortization,
•Interest income and other, net: approximately $40 million, and
•Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s third-quarter 2025 earnings conference call will be held on Wednesday, November 5, 2025, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com.
Participants can pre-register for the conference call at https://dpregister.com/sreg/10203672/1001bb18e70, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. An audio replay will also be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 19. The passcode for accessing the audio replay via phone is 1409971.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 12 million subscribers across a diverse array of print and digital products — including news, games, sports, cooking and shopping advice— The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on third-party platforms for attracting, retaining and monetizing a significant portion of our users; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation from negative perceptions or publicity or otherwise; risks associated with generative artificial intelligence technology; economic, market and political conditions or other events; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with environmental, social and governance matters; risks associated with litigation or governmental investigations; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing and subscriptions practices; payment processing risk; our dependence on continued and unimpeded access to the internet and cloud-based hosting services we utilize; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and collective bargaining agreements; potential limits on our operating flexibility due to the nature of our employee-related costs; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; risks associated with acquisitions, divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; potential limits on our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.

More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber and ARPU Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:	Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:	Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Revenues
Subscription(a)	$494,630	$453,327	9.1%	$1,440,307	$1,321,654	9.0%
Advertising(b)	132,291	118,370	11.8%	374,341	341,244	9.7%
Affiliate, licensing and other(c)	73,900	68,481	7.9%	207,956	196,392	5.9%
Total revenues	700,821	640,178	9.5%	2,022,604	1,859,290	8.8%
Operating costs
Cost of revenue (excluding depreciation and amortization)	349,075	331,839	5.2%	1,022,491	971,480	5.3%
Sales and marketing	79,577	69,131	15.1%	214,701	195,568	9.8%
Product development	66,989	61,030	9.8%	197,468	186,435	5.9%
General and administrative	76,640	76,209	0.6%	239,105	231,894	3.1%
Depreciation and amortization	21,341	20,622	3.5%	64,115	61,865	3.6%
Generative AI Litigation Costs(d)	2,411	4,620	(47.8)%	10,298	7,592	35.6%
Multiemployer pension plan liability adjustment(e)	—	—	—	4,453	—	*
Total operating costs	596,033	563,451	5.8%	1,752,631	1,654,834	5.9%
Operating profit	104,788	76,727	36.6%	269,973	204,456	32.0%
Other components of net periodic benefit costs	(4,640)	(1,050)	*	(13,917)	(3,124)	*
Interest income and other, net(f)	7,851	9,366	(16.2)%	27,575	26,449	4.3%
Income before income taxes	107,999	85,043	27.0%	283,631	227,781	24.5%
Income tax expense	26,352	20,900	26.1%	69,488	57,681	20.5%
Net income	$81,647	$64,143	27.3%	$214,143	$170,100	25.9%
Average number of common shares outstanding:
Basic	163,022	164,419	(0.8)%	163,392	164,535	(0.7)%
Diluted	164,398	165,847	(0.9)%	164,726	165,834	(0.7)%
Basic earnings per share attributable to common stockholders	$0.50	$0.39	28.2%	$1.31	$1.03	27.2%
Diluted earnings per share attributable to common stockholders	$0.50	$0.39	28.2%	$1.30	$1.03	26.2%
Dividends declared per share	$0.18	$0.13	38.5%	$0.54	$0.39	38.5%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital and print subscription revenues for the third quarters and first nine months of 2025 and 2024:

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Digital-only subscription revenues(1)	$367,443	$322,198	14.0%	$1,052,822	$919,677	14.5%
Print subscription revenues(2)	127,187	131,129	(3.0)%	387,485	401,977	(3.6)%
Total subscription revenues	$494,630	$453,327	9.1%	$1,440,307	$1,321,654	9.0%
(1)Includes revenue from bundled subscriptions and standalone subscriptions to our news product, as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products.
(2)Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the third quarters and first nine months of 2025 and 2024:

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Digital advertising revenues	$98,111	$81,564	20.3%	$263,398	$224,166	17.5%
Print advertising revenues	34,180	36,806	(7.1)%	110,943	117,078	(5.2)%
Total advertising revenues	$132,291	$118,370	11.8%	$374,341	$341,244	9.7%
(c)Affiliate, licensing and other revenues include revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, our live events business and retail commerce. Digital affiliate, licensing and other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $49.2 million and $134.8 million for the third quarter and first nine months of 2025, respectively.
(d)In the third quarter and first nine months of 2025, the Company recorded $2.4 million ($1.8 million, or $0.01 per share, after tax) and $10.3 million ($7.6 million, or $0.05 per share, after tax), respectively, of pre-tax litigation-related costs in connection with a lawsuit against Microsoft and Open AI Inc. alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products. In the third quarter and first nine months of 2024, the Company recorded $4.6 million ($3.4 million, or $0.03 per share, after tax) and $7.6 million ($5.6 million, or $0.05 per share, after tax), respectively, of pre-tax litigation-related costs.
(e)In the first nine months of 2025, the Company recorded a $4.5 million charge ($3.3 million, or $0.02 per share, after tax) related to a multiemployer pension plan liability adjustment.
(f) In the third quarter of 2025, the Company recorded a $3.5 million charge ($2.6 million, or $0.02 per share, after tax) related to an impairment of a non-marketable equity investment.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER AND ARPU INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile applications), as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to each of these products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and for whom a valid method of payment has been provided) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
Digital-only subscribers:
Bundle and multiproduct(1)(2)(3)	6,270	6,020	5,760	5,440	5,120
News-only(2)(4)	1,560	1,690	1,790	1,930	2,110
Other single-product(2)(3)(5)	3,920	3,590	3,500	3,450	3,240
Total digital-only subscribers(2)(3)(6)	11,760	11,300	11,060	10,820	10,470
Print subscribers(7)	570	580	600	610	620
Total subscribers	12,330	11,880	11,660	11,430	11,090
(1)Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2)Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the third quarter of 2025. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.
(3)As of the second quarter of 2025, includes subscribers related to family subscriptions. Each family subscription is priced higher than a comparable individual subscription and is counted as one billed subscriber and one additional subscriber to reflect the additional entitlements in these subscriptions. The additional subscribers represented approximately 2% of total digital-only subscribers as of the end of the third quarter of 2025.
(4)Subscribers with only a digital-only news product subscription.
(5)Subscribers with only one digital-only subscription to The Athletic or to our Audio, Cooking, Games or Wirecutter products.
(6)Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Audio, Cooking, Games and Wirecutter products.
(7)Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.
The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
Digital-only ARPU:
Bundle and multiproduct	$12.84	$12.52	$12.38	$12.53	$12.35
News-only	$12.67	$12.28	$12.12	$11.95	$11.48
Other single-product	$3.51	$3.51	$3.54	$3.58	$3.59
Total digital-only ARPU	$9.79	$9.64	$9.54	$9.65	$9.45
Beginning in the second quarter of 2025, ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers (calculated as the weighted average of each month's daily average subscribers) divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. This change had a de minimis impact on ARPU.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in the first quarter of 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in the first quarter of 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Diluted EPS	$0.50	$0.39	28.2%	$1.30	$1.03	26.2%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.12	0.12	—
Severance	0.01	—	*	0.03	0.04	(25.0)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.03	(33.3)%
Other components of net periodic benefit costs	0.03	0.01	*	0.08	0.02	*
Special items:
Generative AI Litigation Costs	0.01	0.03	(66.7)%	0.06	0.05	20.0%
Multiemployer pension plan liability adjustment	—	—	—	0.03	—	*
Impairment of a non-marketable equity security	0.02	—	*	0.02	—	*
Income tax expense of adjustments	(0.03)	(0.02)	50.0%	(0.10)	(0.07)	42.9%
Adjusted diluted EPS(1)	$0.59	$0.45	31.1%	$1.58	$1.21	30.6%
(1)Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Operating profit	$104,788	$76,727	36.6%	$269,973	$204,456	32.0%
Add:
Depreciation and amortization	21,341	20,622	3.5%	64,115	61,865	3.6%
Severance	1,600	329	*	5,207	6,230	(16.4)%
Multiemployer pension plan withdrawal costs	1,244	1,883	(33.9)%	3,811	4,792	(20.5)%
Generative AI Litigation Costs	2,411	4,620	(47.8)%	10,298	7,592	35.6%
Multiemployer pension plan liability adjustment	—	—	—	4,453	—	*
Adjusted operating profit	$131,384	$104,181	26.1%	$357,857	$284,935	25.6%
Divided by:
Revenues	$700,821	$640,178	9.5%	$2,022,604	$1,859,290	8.8%
Operating profit margin	15.0%	12.0%	300 bps	13.3%	11.0%	230 bps
Adjusted operating profit margin	18.7%	16.3%	240 bps	17.7%	15.3%	240 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Third Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Total operating costs	$596,033	$563,451	5.8%	$1,752,631	$1,654,834	5.9%
Less:
Depreciation and amortization	21,341	20,622	3.5%	64,115	61,865	3.6%
Severance	1,600	329	*	5,207	6,230	(16.4)%
Multiemployer pension plan withdrawal costs	1,244	1,883	(33.9)%	3,811	4,792	(20.5)%
Generative AI Litigation Costs	2,411	4,620	(47.8)%	10,298	7,592	35.6%
Multiemployer pension plan liability adjustment	—	—	—	4,453	—	*
Adjusted operating costs	$569,437	$535,997	6.2%	$1,664,747	$1,574,355	5.7%
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by operating activities before capital expenditures (or free cash flow)

	Nine Months
	2025	2024
Net cash provided by operating activities(1)	$420,334	$258,816
Less: Capital expenditures	(27,451)	(21,115)
Free cash flow	$392,883	$237,701
(1)Net cash provided by operating activities for the nine months ended 2025 included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.